UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2107911
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Reference is hereby made to the Registration Statement on Form 8-A filed by USEC Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on September 30, 2011 (“Registration Statement”), relating to the Tax Benefit Preservation Plan, dated as of September 29, 2011 (the “Plan”), between the Company and Computershare Shareowner Services, LLC (f/k/a Mellon Investor Services, LLC), as Rights Agent. Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph:
On March 4, 2014, the Board of Directors of the Company (the “Board”) approved, and the Company entered into, the Amendment to Tax Benefit Preservation Plan (the “Amendment”). The purpose of the Amendment is to terminate the Plan, by shortening the expiration of the Plan from September 29, 2014 to March 4, 2014. Accordingly, the rights (the “Rights”), which were previously dividended to holders of record of Common Stock of the Company as of the close of business on October10, 2011, expired upon the expiration of the Plan and no person has any rights pursuant to the Plan or the Rights.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 5, 2014, and is incorporated herein by reference.

Item 2. Exhibits

1.
Amendment to Tax Benefit Preservation Plan, dated as of March 4, 2014, by and between USEC Inc. and Computershare Shareowner Services, LLC (f/k/a Mellon Investor Services, LLC) (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2014).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USEC Inc.

Date: March 5, 2014	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer